EXHIBIT 10.24

January 4, 2023

Jim Gooch

[Address Omitted]

VIA EMAIL

Dear Jim,

This letter memorializes the terms of your transition from your role as President and Chief Financial Officer of Lands’ End, Inc. (“Lands’ End” or the “Company”). Reference is made herein to your Amended and Restated Executive Severance Agreement dated July 2, 2021 (the “ESA”). Capitalized terms used in this letter but not otherwise defined have the meaning set forth in the ESA.

1)
You and Lands’ End agree that you hereby resign as President and Chief Financial Officer and, except as expressly provided in this letter, from any other position with Lands’ End or its affiliates you may hold effective as of January 27, 2023 (the “Resignation Date”), the conclusion of the Company’s current fiscal year, unless your employment is earlier terminated for Cause pursuant to the terms of the ESA. While such resignations are intended to be self-effectuating, you further agree to execute any documentation that Lands’ End or its affiliates determine necessary or appropriate to facilitate such resignations.
2)
From and after the date hereof, you shall transition your President and Chief Financial Officer duties and assist with such transition as directed by the Company’s Chief Executive Officer – Designate. You may work remotely during this transition.
3)
Subject to your continued employment with Lands’ End through the Resignation Date, effective as of January 28, 2023 and continuing until March 31, 2023 or your earlier termination of employment for any reason (the “Continued Employment Period”), you will be employed by the Company with the title of Advisor. In such capacity, you shall provide such services, and hold such duties, responsibilities and authorities, in each case as the Chief Executive Officer of Lands’ End may direct, including assisting with the transition of your duties as President and Chief Financial Officer and advising on business and financial matters. During the Continued Employment Period, you shall receive a base salary at an annualized rate of $700,000. As an employee, you shall remain eligible for all welfare and pension benefits generally available to active Lands’ End employees; provided, however, you shall not be eligible for any new equity award grants from and following the date of this letter or any other incentive compensation in respect periods from and following the Resignation Date. Any equity awards that you hold as of the beginning of the Continued Employment Period shall continue to vest during the Continued Employment Period, and subject to your continued until employment

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through March 31, 2023, you shall remain eligible for any outstanding cash payout opportunity related to the Company’s 2020 Long-Term Incentive Program payable in respect of periods preceding March 31, 2023. Any compensation or benefits that you hold (including, without limitation, equity awards), or for which you are otherwise eligible, and that are unvested as of immediately prior to the termination of the Continued Employment Period shall be forfeited automatically for no consideration as of the termination of the Continued Employment Period.

4)
Subject to your continued employment with Lands’ End through March 31, 2023, effective as of April 1, 2023 and continuing until February 2, 2024 or your earlier termination of service for any reason (the “Consulting Period”), you will serve as a consultant to the Chief Executive Officer of the Company. In such capacity, you shall provide such services as the Chief Executive Officer of Lands’ End may direct, including assisting and advising on business and financial matters (the “Consulting Services”). During the Consulting Period, you shall be paid a retainer on a bi-weekly basis, at an annualized rate of $700,000 (the “Consulting Fee”). You may provide the Consulting Services remotely. You shall perform the Consulting Services in the capacity as an independent contractor of Lands’ End and shall be solely responsible for the payment of any federal, state, local and foreign taxes incurred with respect to the Consulting Fee and any other compensation that you receive in respect of the Consulting Services, and under no circumstances whatsoever shall you be considered an employee of Lands’ End or its affiliates for any purpose during the Consulting Period.
5)
Effective as of the Resignation Date, Lands’ End will cease to consider you an Executive Officer of Lands’ End for purposes of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “officer” of Lands’ End for purpose of Section 16 of the Exchange Act.
6)
All benefits provided for in this letter are conditioned upon you executing a general release of claims (the “General Release”), which shall be provided to you within five days following the Resignation Date and must be executed by you within 21 days following your receipt thereof, and not revoking such release, in accordance with its terms. The General Release shall be substantially in the form attached to the ESA.
7)
For the avoidance of doubt, the sum of the base salary payable in respect of the Continued Employment Period and the Consulting Fee payable in respect of the Consulting Period shall equal $700,000 in the aggregate, less any withholding for applicable taxes and other amounts, provided that your service to Lands’ End continues until February 2, 2024 as contemplated by this letter. Unless Lands’ End terminates your employment without Cause prior to March 31, 2023, you shall not take a job with a new employer, business or entity (a “New Employer”) prior to March 31, 2023, and your breach of this sentence shall result in an automatic termination of your service to Lands’ End for Cause effective as of the date you commenced service with the New Employer. Your entitlements under this letter

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are subject to your agreement to notify Lands’ End in writing within five days following your commencement of service with a New Employer.

8)
If your service to Lands’ End is terminated by Lands’ End without Cause between the Resignation Date and February 2, 2024, subject to your execution of a general release of claims substantially in the form attached to the ESA within 21 days following your receipt of such general release, and not revoking such release, in accordance with its terms, and your compliance with your obligations under this letter or the ESA that survive your termination of service to Lands’ End (the “Continued Payment Conditions”), then Lands’ End shall continue to pay you an amount equal to the base salary or Consulting Fee, as applicable, that you would have been paid (on the schedule that it would have been paid) had your service to Lands’ End continued until February 2, 2024. If your service to Lands’ End is terminated between the Resignation Date and February 2, 2024 for any reason other than as contemplated in in the immediately preceding sentence (including, without limitation, your voluntary resignation for any reason or by Lands’ End for Cause, which you acknowledge and agree includes your breach of this letter or the ESA), then Lands’ End and its affiliates shall have no obligation to you, other than the payment of earned but unpaid base salary or Consulting Fee through the date of termination. Other than as expressly provided in this Section 8, Lands’ End and its affiliates shall have no further obligations to you in connection with your termination of service for any reason.
9)
In consideration for the compensation and benefits contemplated by this letter, you hereby re-acknowledge and re-affirm your obligations under the restrictive covenants and other terms of the ESA that survive your termination of service, including without limitation, those set forth in Section 3 (Confidentiality), Section 4 (Non-Disclosure of Trade Secrets), Section 5 (Third-Party Confidentiality), Section 6 (Work Product), Section 8 (Noncompetition), Section 9 (Nonsolicitation), Section 10 (Future Employment), Section 11 (Nondisparagement; Cooperation) and Section 14 (Enforceability). For the avoidance of doubt, for purposes of any provisions that apply for a limited time period following your termination of employment, your termination of employment is understood to occur upon the termination of the Continued Employment Period. Without limiting the generality of the foregoing, in the event of your breach of this letter or the ESA, the Company’s remedies shall include those contemplated by Section 14 of the ESA and the right to immediately cease payment of all compensation or benefits payable or provided (and to claw back any compensation or benefits previously paid or provided) in respect of any period following the Resignation Date.
10)
Sections 13, 14, 15, 16, 17, 18 and 20 of the ESA are hereby incorporated into this Agreement as if set forth herein mutatis mutandis.
11)
By signing this letter where indicated below, you are acknowledging and agreeing that any and all preexisting employment terms and/or severance benefits or terms, including those provided for in the ESA and in any other agreement between you

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and the Company or its affiliates or included in any other plan or arrangement of the Company or its affiliates, shall terminate as of the date hereof (and that this letter supersedes any term sheet or similar document in respect of the subject matter hereof provided to you in connection with discussions of this letter), and the only benefits available to you shall be as set forth herein. Without limiting the generality of the foregoing, you further acknowledge and agree that all of the changes to the terms and conditions of your employment or service to the Company and its affiliates contemplated by this letter are made with your consent and shall not constitute a basis for you to claim severance (for Good Reason or otherwise) under the ESA or any other plan, agreement or arrangement of Company or its affiliates.

[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

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Sincerely,

/s/ Josephine Linden

Josephine Linden

Chair, Board of Directors

Lands’ End, Inc.

[Signature Page to Gooch Transition Letter Agreement]

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Accepted and agreed this 4th day of January, 2023:

/s/ Jim Gooch

Jim Gooch

[Signature Page to Gooch Transition Letter Agreement]

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